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                                                                     EXHIBIT 5.1

                              QUARLES & BRADY LLP
                           411 East Wisconsin Avenue
                          Milwaukee, Wisconsin 53202



                               January 22, 1999


Applied Power Inc.
13000 West Silver Spring Drive
Butler, WI   53007-1093

Ladies and Gentlemen:


     We are providing this opinion in connection with the Registration Statement of Applied Power Inc. (the "Company") on Form S-3 (File No. 333-47493), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed offering on a delayed basis pursuant to Rule 415 under the Act from time to time, together or separately, of up to $600,000,000 of the Company's (i) unsecured debt securities ("Debt Securities"),
(ii) Cumulative Preferred Stock, par value $1.00 per share, which may be represented by depositary shares (the "Preferred Stock"), (iii) Class A Common Stock, par value $.20 per share (the "Class A Common Stock"), (iv) warrants to purchase Debt Securities, Preferred Stock or Class A Common Stock (the "Warrants"), (v) stock purchase contracts to purchase Class A Common Stock (the "Stock Purchase Contracts") and/or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities of Applied Power Capital Trust I or Applied Power Capital Trust II (each, an "Applied Power Trust"), and/or (vii) the guarantee by the Company of any Preferred Securities issued by each Applied Power Trust pursuant to a Guarantee Agreement to be executed by the Company (the "Guarantees"). The Debt Securities, the Preferred Stock, the Class A Common Stock, the Warrants, the Stock Purchase Contracts, the Stock Purchase Units and the Guarantees shall be collectively referred to herein as the "Offered Securities."

     We have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) the proposed form of Indenture for Debt Securities (including, as exhibits, proposed forms of Registered Security and Bearer Security thereunder) from the Company to The First National Bank of Chicago, as Trustee (the "Indenture"), providing for the issuance of the Debt Securities from time to time in one or more series pursuant to the terms of one or more Securities Resolutions (as defined in the Indenture) creating such series; (iv) other exhibits to the Registration Statement relating to the Offered Securities; (v) corporate proceedings of the Company relating to the Registration Statement, the
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Applied Power Inc.
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January 22, 1999

Indenture and the transactions contemplated thereby; and (vi) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion.

     On the basis of and subject to the foregoing, we advise you that, in our opinion:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. When (i) the Registration Statement has become effective under the Act, (ii) the terms of any class or series of Offered Securities have been authorized by appropriate action of the Company in a manner that would not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by a court or a governmental or regulatory body having jurisdiction over the Company, (iii) any such class or series of Offered Securities has been duly issued and sold, and payment has been received for such Offered Securities in the manner contemplated in the Registration Statement and any prospectus supplement relating thereto, then (a) the Preferred Stock and Class A Common Stock will be validly issued, fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by statute for debts owing to employees as described below; and (b) the Debt Securities, the Warrants, the Stock Purchase Units and the Guarantees will be duly authorized and legally issued and will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (z) the qualification that the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     Our opinion with respect to the nonassessability of the Preferred Stock and the Class A Common Stock is subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to
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Applied Power Inc.
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January 22, 1999

an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

     As to the legality of the Preferred Securities to be issued by the Applied Power Trusts, you have received the opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Applied Power Trusts and the Company.

     Anthony W. Asmuth III, a partner in our firm, is Corporate Secretary of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Certain Legal Matters" in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                             Very truly yours,

                                             /s/ Quarles & Brady LLP

                                             QUARLES & BRADY LLP